Exhibit 99.1

FOR IMMEDIATE RELEASE:	July 19, 2006
CONTACT:	Doug Hemer
Aetrium Incorporated
(651) 773-4274
NASDAQ:	ATRM
AETRIUM REPORTS SECOND QUARTER
GROWTH IN REVENUE AND PROFITS
St. Paul, Minn. (7/19/06)—Aetrium Incorporated (Nasdaq:ATRM) today announced results for its second quarter ended June 30, 2006. Revenue for the second quarter of 2006 was $8,704,000, up 180% from revenue of $3,108,000 for the second quarter of 2005 and up 16% sequentially from revenue of $7,487,000 for the first quarter of 2006. Net income for the second quarter of 2006 was $1,276,000, or $.12 per diluted share, up 168% sequentially from net income of $476,000, or $.05 per diluted share, for the first quarter of 2006. Net loss for the second quarter of 2005 was $682,000, or $.07 per share.
“We again enjoyed strong sequential growth in revenue and profits in our second quarter and our bookings again exceeded our revenue, fueled by growing demand for our newer products and continued favorable conditions for the semiconductor equipment industry,” said Joseph C. Levesque, president and chief executive officer. “We continued to generate positive cash flow and were successful in improving our gross margins back into our targeted 50% range. We also continued to build for the future. We recently delivered our first eight test site model of our 55V series gravity feed test handlers, developed specifically for the newest and fastest growing integrated circuit (IC) package types, for evaluation at an existing customer with potentially significant requirements for the handler. This U.S. headquartered major integrated device manufacturer will conduct an extensive production evaluation of the handler at one of its Southeast Asia facilities. We believe our product development focus on the most compelling requirements of the largest and fastest growing segments of the semiconductor industry will continue to position us to perform favorably relative to our peers.”
“Looking forward,” continued Mr. Levesque, “the consensus of industry analysts forecasts a strong semiconductor market into 2007. Our customer base also seems to have growing confidence in continuing healthy industry conditions, although they remain cautious in their capital spending commitments, limiting the visibility we have for our business. Nevertheless, we anticipate that we will again achieve significant growth in revenue and profits in the third quarter of 2006.”
Certain matters in this news release are forward-looking statements which are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, adverse domestic or global economic conditions, slowing growth in the demand for semiconductor devices, the volatility and cyclicality of the microelectronics industry, changes in the rates of capital expenditures by semiconductor manufacturers, progress of product development programs, unanticipated costs associated with the integration or restructuring of operations, and other risk factors set forth in the company’s SEC filings, including its Form 10-K for the year ended Dec. 31, 2005.
Aetrium, based in North St. Paul, Minnesota, is a leading supplier of proprietary technologies and equipment that are used by the worldwide semiconductor industry to handle and test ICs and other electronic components. The company’s products are used by customers to advance reliability, improve quality, increase product yield or improve manufacturing processes. Aetrium has manufacturing facilities in North St. Paul, Minnesota and Dallas, Texas. Aetrium’s common stock is publicly traded on the Nasdaq market under the symbol ATRM. More information about Aetrium is available on the internet at www.Aetrium.com.

Aetrium Incorporated
Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

	Three Months ended June 30,		Six Months ended June 30,
	2006	2005	2006	2005
Net sales	$8,704	$3,108	$16,191	$7,110
Cost of goods sold	4,314	1,438	8,149	3,269

Gross profit	4,390	1,670	8,042	3,841

Gross profit percent	50.4%	53.7%	49.7%	54.0%

Operating expenses:
Selling, general and administrative	2,065	1,667	4,200	3,434
Research and development	1,074	720	2,147	1,417

Total operating expenses	3,139	2,387	6,347	4,851

Income (loss) from operations	1,251	(717)	1,695	(1,010)
Interest income, net	44	35	83	60

Income (loss) before income taxes	1,295	(682)	1,778	(950)
Income tax expense	19	—	26	—

Net income (loss)	$1,276	$(682)	$1,752	$(950)

Income (loss) per common share:
Basic	$0.13	$(0.07)	$0.18	$(0.10)
Diluted	$0.12	$(0.07)	$0.17	$(0.10)

Weighted average common shares outstanding:
Basic	9,980	9,630	9,899	9,629
Diluted	10,607	9,630	10,584	9,629

Aetrium Incorporated
Consolidated Balance Sheets
(Unaudited)
(In Thousands)

	June 30,	December 31,
	2006	2005
Assets:
Cash and cash equivalents	$6,034	$4,134
Accounts receivable, net	4,087	4,742
Inventories — operations	10,551	8,357
Inventories — shipped equipment subject to revenue deferral	1,580	435
Other current assets	179	80

Total current assets	22,431	17,748

Property and equipment, net	268	276

Identifiable intangible assets, net	201	343
Other assets	78	78

Total assets	$22,978	$18,445

Liabilities and shareholders’ equity:
Current liabilities:
Current portion of long-term debt	$36	$35
Trade accounts payable	2,519	1,651
Accrued liabilities	2,245	1,088

Total current liabilities	4,800	2,774

Long-term debt, less current portion	80	98

Shareholders’ equity	18,098	15,573

Total liabilities and shareholders’ equity	$22,978	$18,445